Exhibit 99.1

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Goodyear Reports Record Sales for First Quarter

-	First quarter 2012 sales increase to record $5.5 billion

-	Price/mix drove first quarter revenue per tire up 16% over last year

-	Segment operating income of $292 million

-	North American Tire operating income doubles to $80 million

-	Successfully completed $3.9 billion in financing actions

AKRON, Ohio, April 27, 2012 – The Goodyear Tire & Rubber Company today reported record sales for the first quarter of 2012.

“I’m pleased with our results as our businesses posted solid operating income,” said Richard J. Kramer, chairman and chief executive officer. “Our teams delivered these results in the face of a difficult volume environment and high raw material costs, with a strong focus on price/mix.

“Favorable results in North America, in spite of the weak industry environment, are a clear indication of our success in delivering innovation, targeting profitable market segments and driving operational excellence. As expected, Europe, Middle East & Africa’s results were affected by weak economic conditions, which remain uncertain, and warm winter weather,” he said.

“Our first quarter results demonstrated a consistent focus on our global Strategy Roadmap,” Kramer added. “We have positive momentum and I remain confident that we will reach our 2013 targets.”

Goodyear’s first quarter 2012 sales were $5.5 billion, up 2 percent from the 2011 quarter and a first quarter record. Tire unit volumes totaled 43 million, down 8 percent from 2011, reflecting weak industry demand in many markets. This compares to first quarter 2011 volumes that were up almost 7 percent from 2010.

First quarter sales reflect strong price/mix performance, which drove revenue per tire up 16 percent year-over-year, excluding the impact of foreign currency translation. Unfavorable unit volume and foreign currency translation reduced sales by $345 million and $108 million, respectively.

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The company had segment operating income of $292 million in the first quarter of 2012, down $35 million from the year-ago quarter. Segment operating income reflected improved price/mix of $525 million, which more than offset $482 million in higher raw material costs ($420 million net of raw material cost reduction actions).

Segment operating income was negatively impacted by $54 million in lower volume and higher under-absorbed fixed costs of approximately $6 million. Cost inflation along with inefficiencies related to a plant closing in North America and poor productivity at factories in France more than offset the benefit of cost saving programs.

Goodyear’s first quarter 2012 net loss available to common shareholders was $11 million (5 cents per share), compared with net income of $103 million (42 cents per share) in the 2011 quarter. All per share amounts are diluted.

The 2012 first quarter included $86 million (35 cents per share) in charges resulting from the early redemption of senior notes; $14 million (6 cents per share) in rationalizations, asset write-offs and accelerated depreciation; $3 million (1 cent per share) in discrete tax charges; and gains of $5 million (2 cents per share) from the net impact of insurance recoveries related to the Thailand flood and $3 million (1 cent per share) from asset sales. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2012 and 2011 quarters.

2012 Financing Actions

Goodyear successfully completed financing actions totaling $3.9 billion during 2012.

In February, the company issued $700 million in 7.0% senior notes due 2022. The proceeds were used to redeem all of its outstanding $650 million 10.5% senior notes due 2016.

In April, it refinanced $3.2 billion in credit facilities by amending and restating its principal U.S. credit facilities. The credit available under the company’s asset-based revolving credit facility was increased to $2.0 billion and its maturity extended until 2017. The maturity of the company’s $1.2 billion second lien term loan was extended until 2019.

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First Quarter Business Segment Results

See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire

	First Quarter
(in millions)	2012	2011
Tire Units	15.8	17.1
Sales	$2,497	$2,307
Segment Operating Income	$80	$40
Segment Operating Margin	3.2%	1.7%

North American Tire’s first quarter 2012 sales increased 8 percent from last year to $2.5 billion, a first quarter record. Sales reflect an 8 percent decrease in tire unit volume and improved price/mix, which drove a 21 percent increase in revenue per tire, excluding the impact of foreign currency translation, compared to 2011’s first quarter. Original equipment unit volume increased 11 percent. Replacement tire shipments were down 14 percent, reflecting weak industry demand and strong sales growth for Goodyear in the year-ago quarter.

First quarter 2012 segment operating income of $80 million was a $40 million improvement over the prior year. Improved price/mix of $246 million more than offset $184 million of higher raw material costs. Segment operating income benefitted from $13 million of higher earnings in other tire-related businesses. It was negatively impacted by $13 million of lower volume and $24 million in higher conversion costs due to inflation and by transition costs related to a plant closure.

Europe, Middle East and Africa Tire

	First Quarter
(in millions)	2012	2011
Tire Units	18.0	19.7
Sales	$1,938	$1,959
Segment Operating Income	$90	$153
Segment Operating Margin	4.6%	7.8%

Europe, Middle East and Africa Tire’s first quarter sales decreased 1 percent from last year to $1.9 billion. Sales reflect a 9 percent decrease in tire unit volume, strong price/mix performance and unfavorable foreign currency translation. Original equipment unit volume was flat. Replacement tire shipments were down 11 percent, reflecting lower industry demand. Revenue per tire increased 16 percent in 2012 compared to 2011, excluding the impact of foreign currency translation.

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First quarter 2012 segment operating income of $90 million was $63 million below the prior year. Improved price/mix of $209 million more than offset $177 million of higher raw material costs. Segment operating income was negatively impacted by $65 million due to lower volume and higher conversion costs and by $26 million in higher SAG expenses, including increased warehousing costs related to higher inventory levels versus 2011.

Latin American Tire

	First Quarter
(in millions)	2012	2011
Tire Units	4.3	4.9
Sales	$521	$585
Segment Operating Income	$55	$67
Segment Operating Margin	10.6%	11.5%

Latin American Tire’s first quarter sales decreased 11 percent from last year to $521 million. Original equipment unit volume decreased 11 percent. Replacement tire shipments were down 12 percent. The decrease in volume was primarily due to weaker industry demand and increased competition. Revenue per tire increased 4 percent in 2012 compared to 2011, excluding the impact of foreign currency translation.

First quarter segment operating income of $55 million was down $12 million from a year ago. Price/mix improvements of $41 million more than offset $37 million in raw material cost increases. Segment operating income was negatively impacted by lower volume of $12 million and $4 million due to the sale of the farm tire business in April 2011.

Asia Pacific Tire

	First Quarter
(in millions)	2012	2011
Tire Units	4.9	5.1
Sales	$577	$551
Segment Operating Income	$67	$67
Segment Operating Margin	11.6%	12.2%

Asia Pacific Tire’s first quarter sales increased 5 percent from last year to $577 million, a first quarter record. Original equipment unit volume was up 7 percent. Replacement tire shipments were down 11 percent. The impact of flooding in Thailand and softer consumer replacement demand in many parts of Asia more than offset growth in China. Revenue per tire increased 9 percent in 2012 compared to 2011, excluding the impact of foreign currency translation. Favorable foreign currency translation increased sales by $7 million.

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First quarter segment operating income of $67 million was even with last year. The 2012 quarter was impacted by improved price/mix of $29 million, which more than offset $22 million of higher raw material costs. Segment operating income was also impacted by $7 million in costs related to the planned start up of a new factory in China.

Insurance recoveries offset costs resulting from the temporary closure of the company’s factory in Thailand due to flooding. The net impact on Asia Pacific Tire’s first quarter segment operating income was $3 million favorable. The factory has resumed production and is expected to return to full operating levels in the second quarter of 2012, improving the supply of both aviation and passenger tires.

Outlook

Goodyear expects long-term growth in the global tire industry to continue, but at a slower pace than previously forecast due to continued economic weakness in multiple markets. Due to the weaker than expected first quarter volumes, the company expects that its full-year tire unit volume for 2012 will be approximately 2 percent below 2011.

For the full year of 2012 in North America, Goodyear expects the consumer replacement market to be down between 1 percent and 3 percent, consumer original equipment up between 2 percent and 7 percent, commercial replacement to be between down 2 percent and up 2 percent and commercial original equipment up between 10 percent and 15 percent.

For the full year in Europe, the consumer replacement industry is expected to be down between 3 percent and 5 percent, consumer original equipment down between 5 percent and 9 percent, commercial replacement down between 3 percent and 8 percent and commercial original equipment down between 10 percent and 15 percent.

Goodyear anticipates its raw material costs for the second quarter of 2012 will increase approximately 12 percent over the prior year. For the second half of 2012, the company expects raw material costs to be about equal with the second half of 2011. For the full year of 2012, Goodyear expects its raw material costs will increase approximately 9 percent compared with 2011.

Conference Call

Goodyear will hold an investor conference call at 8:30 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

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Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling (706) 645-4847 before 8:25 a.m. A taped replay will be available later in the day by calling (404) 537-3406, Conference ID 71823188. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 53 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statement of Operations (unaudited)

	Three Months Ended March 31,
	2012	2011
(In millions, except per share amounts)
NET SALES	$5,533	$5,402
Cost of Goods Sold	4,607	4,461
Selling, Administrative and General Expense	662	668
Rationalizations	15	9
Interest Expense	101	74
Other Expense	92	4

Income before Income Taxes	56	186
United States and Foreign Taxes	48	62

Net Income	8	124
Less: Minority Shareholders’ Net Income	12	21

Goodyear Net (Loss) Income	(4)	103
Less: Preferred Stock Dividends	7	—

Goodyear Net (Loss) Income Available to Common Shareholders	$(11)	$103

Goodyear Net (Loss) Income Available to Common Shareholders—Per Share of Common Stock
Basic	$(0.05)	$0.42

Weighted Average Shares Outstanding	244	243
Diluted	$(0.05)	$0.42

Weighted Average Shares Outstanding	244	246

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	March 31, 2012	December 31, 2011
Assets:
Current Assets:
Cash and Cash Equivalents	$2,083	$2,772
Accounts Receivable, less Allowance—$106 ($97 in 2011)	3,530	2,849
Inventories:
Raw Materials	904	937
Work in Process	207	186
Finished Products	2,858	2,733

	3,969	3,856
Prepaid Expenses and Other Current Assets	406	335

Total Current Assets	9,988	9,812
Goodwill	672	654
Intangible Assets	157	157
Deferred Income Taxes	148	145
Other Assets	497	486
Property, Plant and Equipment less Accumulated Depreciation—$8,835 ($8,629 in 2011)	6,528	6,375

Total Assets	$17,990	$17,629

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,571	$3,668
Compensation and Benefits	766	799
Other Current Liabilities	1,099	1,050
Notes Payable and Overdrafts	291	256
Long Term Debt and Capital Leases due Within One Year	154	156

Total Current Liabilities	5,881	5,929
Long Term Debt and Capital Leases	5,186	4,789
Compensation and Benefits	3,885	4,002
Deferred and Other Noncurrent Income Taxes	253	244
Other Long Term Liabilities	1,008	1,041

Total Liabilities	16,213	16,005
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	626	607
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (10 million in 2011), liquidation preference $50 per share	500	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 245 million (245 million in 2011) after deducting 6 million treasury shares (6 million in 2011)	245	245
Capital Surplus	2,809	2,808
Retained Earnings	1,176	1,187
Accumulated Other Comprehensive Loss	(3,867)	(3,991)

Goodyear Shareholders’ Equity	863	749
Minority Shareholders’ Equity – Nonredeemable	288	268

Total Shareholders’ Equity	1,151	1,017

Total Liabilities and Shareholders’ Equity	$17,990	$17,629

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Non-GAAP Financial Measures

This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.

Total Segment Operating Income Reconciliation Table

	Three Months Ended March 31,
	(unaudited)
(In millions)	2012	2011
Segment Operating Income	$292	$327
Rationalizations	(15)	(9)
Interest expense	(101)	(74)
Other expense	(92)	(4)
Asset write-offs and accelerated depreciation	(2)	(9)
Corporate incentive compensation plans	(7)	(14)
Intercompany profit elimination	(10)	(9)
Retained expenses of divested operations	(4)	(5)
Other	(5)	(17)

Income before Income Taxes	$56	$186

First Quarter Significant Items (after tax and minority interest)

2012

•	Charges resulting from the early redemption of senior notes, $86 million (35 cents per share).

•	Rationalizations, asset write-offs and accelerated depreciation charges, $14 million (6 cents per share).

•	Discrete tax charges, $3 million (1 cent per share).

•	Net insurance recoveries resulting from impact of Thailand flood, $5 million (2 cents per share).

•	Net gains on asset sales, $3 million (1 cent per share).

2011

•	Rationalizations and accelerated depreciation charges, $18 million (7 cents per share).

•	Discrete tax charges, $6 million (2 cents per share).

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